Press Release                                      Source: Gilman + Ciocia, Inc.

Gilman + Ciocia, Inc. Completes $8M Equity Transaction

Monday August 20, 5:48 pm ET

POUGHKEEPSIE, N.Y., Aug. 20 /PRNewswire-FirstCall/ -- Gilman + Ciocia, Inc.
(GTAX) today announced that it has closed an equity transaction with Wynnefield Small Cap Value Offshore Fund, Ltd., Wynnefield Partners Small Cap Value, L.P., Wynnefield Partners Small Cap Value, L.P.I. and WebFinancial Corporation. The purchase was for 40,000,000 shares of the company's common stock at a price of $.10 per share. The company sold an additional 40,000,000 shares in a private placement to purchasers including officers, directors and employees of the company, and a holding company in part owned by Michael P. Ryan, the President and Chief Executive Officer of the company and a member of the company's Board of Directors. A total of 16,910,000 shares were issued for cash in the private placement and 23,090,000 shares were issued by the conversion of company debt, including 15,420,000 shares issued to the holding company in part owned by Michael P. Ryan.

Proceeds from the closing will be used, in part, to satisfy the company's obligations to MetLife which total $4,750,000 in principal and $2,070,629 in accrued interest and penalties. The total amount being paid to MetLife is $2,375,000 in full satisfaction of all obligations.

These combined actions will improve the company's balance sheet by eliminating, through debt repayment, forgiveness or conversion, approximately $10.8 million of aggregate indebtedness outstanding. In addition, the combined 80,000,000 share equity transaction provides the company with approximately $1.6 million in additional working capital.

The company also announced that Michael P. Ryan entered into a four year employment contract with the company and that Frederick G. Wasserman and Nelson Obus joined the company's Board of Directors. In addition, the company's Board of Directors appointed Mr. Wasserman as a member of the Audit Committee and as the Chairman of the Compensation Committee. The Board appointed Mr. Obus as a member of the Nominating and Corporate Governance Committee. Mr. Obus is the President of Wynnefield Capital, Inc. which is the general partner of Wynnefield Partners Small Cap Value Offshore Fund, Ltd.

Forward-Looking Statements:

Certain statements contained in this press release that are not historical fact may be deemed to be forward-looking statements under federal securities laws. There are many factors that could cause our future actual results to differ materially from those suggested by or forecast in the forward-looking statements. Such factors include, but are not limited to, general economic conditions, interest rate fluctuations, regulatory changes affecting the financial services industry, competitive factors effecting demand for our services, availability of funding, and other risks identified in the Company's Securities and Exchange Commission filings.

About Gilman + Ciocia, Inc.

Gilman Ciocia is a leading provider of federal, state and local tax preparation services to individuals in New York, New Jersey, Connecticut, Pennsylvania and Florida. Founded in 1982, Gilman Ciocia caters to middle and upper income taxpayers who face an increasingly complicated tax code and must choose from a growing array of investment options. Gilman Ciocia is a member of the National Association of Tax Professionals and is recognized among the Top 40 accounting firms nationwide in 2006 by Accounting Today Magazine. Visit http://www.gilcio.com or call 1.800.TAX.TEAM for more information. Securities offered through Prime Capital Services, Inc. Member FINRA/SIPC. Gilman Ciocia and Prime Capital Services, Inc. are affiliated entities. Neither offers legal advice.

About the Wynnefield Group

The Wynnefield Group includes several affiliates of Wynnefield Capital, Inc.
(WCI), a value investor specializing in U.S. small cap situations that have company or industry-specific catalysts. WCI was established in 1992. Its founding partners, Nelson Obus and Joshua Landes, held senior research and institutional equity positions at Lazard Freres & Co. during the 1980s, and the initial Wynnefield investors included many of their colleagues at Lazard. The fund has grown to approximately $450 million under management. Nelson Obus currently serves on the board of directors of Layne Christensen Company (Nasdaq:
LAYN - News), serving on its audit committee and compensation committee.

About WebFinancial

WebFinancial, through its operating subsidiary, WebBank, operates in niche banking markets. WebBank provides commercial and consumer specialty finance transactions. WebBank is a small, business oriented institution insured by the Federal Deposit Insurance Corporation ("FDIC") and examined and regulated by the FDIC and State of Utah Department of Financial Institutions.

    Contact:
    Samantha Rider
    Director, Public Relations
    Gilman + Ciocia, Inc.
    Tel: 845.485.3338, ext. 4218
    Email: samantha.rider@gilcio.com

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Source: Gilman + Ciocia, Inc.